1 WESCO Confidential—Do not copy or distribute without express permission from WESCO Distribution, Inc. DRIVING GROWTH > CREATING VALUE Conney Safety Products, LLC •WESCO International, Inc. Announces the Acquisition of Conney Safety Products • Conney is a premier distributor of MRO safety products • Approximately $85 million in annualized sales • Headquartered in Madison, Wisconsin, with additional locations in Madison and Danville, Illinois • Expected to be at least $0.10 accretive per diluted share in the first year of operation • Closing is expected to occur in July 2012 Reference: June 18, 2012 WESCO Press Release

2 WESCO Confidential—Do not copy or distribute without express permission from WESCO Distribution, Inc. DRIVING GROWTH > CREATING VALUE WESCO Acquisition Scorecard Acquisition Priorities Acquisition Summary Consistent with WESCO strategy Strengthens WESCO’s safety products and services portfolio. Conney is a premier distributor of MRO safety products. Rate of return greater than WESCO risk-adjusted average cost of capital Conney acquisition rate of return is above WESCO risk-adjusted average cost of capital. Accretive in first year of operation This acquisition is expected to be accretive by at least $0.10 per diluted share in the first year of operation. Margins higher than WESCO Conney’s gross and operating margins are higher than WESCO.     Conney Safety Products, LLC Acquisition announced on June 18, 2012 Closing is expected to occur in July 2012